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                                                                   EXHIBIT 10.9


                       SAVANNAH FOODS & INDUSTRIES, INC.

                   NON-EMPLOYEE DIRECTORS' COMPENSATION PLAN

                        Effective as of August 15, 1996

                                   ARTICLE I
                                  Definitions

1.01 COMMITTEE means the administrative committee appointed by the Board of Directors of the Company to administer this Plan.

1.02 COMPANY means Savannah Foods & Industries, Inc.

1.03 COMPENSATION means value payable by the Company to a Director in consideration for his or her service as a Director.

1.04 DIRECTOR means a member of the Board of Directors of the Company.

1.05 DIVIDEND EQUIVALENT means the entry in an Account (as defined in Article
     III) of a dividend credit with respect to a Share Unit, each Dividend Equivalent being equal to the dividend paid from time to time on a Share.

1.06 FAIR MARKET VALUE means the daily closing price of a Share as reported on the New York Stock Exchange (the "Exchange"); provided, however, that in the event of a transaction which results in a Change in Control, Fair Market Value is the greater of the value so determined or the price of a Share in the transaction causing the Change in Control.

1.07 PARTICIPANT means a non-employee Director of the Company.

1.08 PLAN means this Non-Employee Directors' Compensation Plan, as it may be amended from time to time.

1.09 POST CHANGE DIVIDEND EQUIVALENT means a Dividend Equivalent determined with reference to the stock of an acquiring corporation upon a Change in Control.

1.10 POST CHANGE FAIR MARKET VALUE means the Fair Market Value determined with reference to the stock of an acquiring corporation upon a Change in Control.

1.11 PRIME RATE means the prime interest rate announced from time to time by SunTrust Banks, Inc., which shall be deemed to include any successor bank or company.

                                   EXHIBIT B

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1.12 SHARE means a share of the Company's authorized voting Common Stock ($.25 par value per share) and any share or shares of stock of the Company hereafter issued or issuable in substitution or exchange for each such share.

1.13 SHARE UNIT means the monetary equivalent of one Share.


                                   ARTICLE II
                            Directors' Compensation

2.01 COMPENSATION IN SHARE UNITS - As compensation for service as a Director from July 1, 1996 through December 31, 2001, each Director serving at the time this Plan is adopted who is a Participant in this Plan shall be granted 10,010 Share Units. Directors elected after the adoption of this Plan shall be granted four hundred fifty-five (455) Share Units for each calendar quarter between the first quarter following his or her election and the last quarter of 2001, inclusive, as of the first day of the calendar quarter following his or her election. Compensation pursuant to this Plan shall be in addition to compensation paid to a Director for attendance at meetings of the Board of Directors and at meetings of committees of the Board of Directors.

2.02 MATURITY OF SHARE UNITS - On the last day of each calendar quarter beginning the third quarter of 1996 and ending the fourth quarter of 2001, Four Hundred Fifty Five (455) of the Share Units granted to a Participant under Section 2.01 hereof shall become vested. If a Participant's service as a Director of the Company terminates for any reason prior to December 31, 2001, a pro-rata portion of the Share Units which would have otherwise vested on the last day of the calendar quarter during which such termination occurs shall become vested, all remaining unvested Share Units as of the date of such termination shall be forfeited, and the Participant shall have no rights hereunder with regard to such unvested Share Units, except as otherwise provided herein.

2.03 PAYMENT FOR SHARE UNITS

     (a) On the date (the "Vesting Date") each Share Unit becomes vested pursuant to the terms of this Article II, the Participant shall be entitled to receive from the Company, with respect to each such vested Share Unit then in the Participant's Account (as defined in Article III hereof), an amount (the "Benefit") equal to the Fair Market Value on the Vesting Date or, in the event the Exchange is closed on the Vesting Date, the next day on which the Exchange is open.

     (b) Payment to a Participant of the Benefit for Share Units shall be made in cash in a lump sum on the first business day following the Vesting Date, or as soon thereafter, without interest, as administratively practicable.


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     (c)    Directors are expected, but not in any way required, to use Benefits paid pursuant to this Section 2.03 to acquire common stock in the Company and to hold such stock for investment purposes.

2.04 ELECTION TO DEFER

     (a) Notwithstanding the provisions of Section 2.03 hereof, a Participant may make an election (a "Deferral Election") to defer the Benefit due hereunder. Such Deferral Election shall specify the form of payment and the date (the "Commencement Date") such payments shall be made or begin; provided, however, that such date shall not be earlier than the date the Participant terminates service on the Board of Directors of the Company and shall not be later than the January 1 next following the date the Participant reaches seventy (70) years of age. Such Deferral Election shall be made in such manner and form as the Committee shall prescribe, in accordance with the terms of this Section 2.04 and other relevant provisions of the Plan.

     (b)    Deferral Elections shall be made as follows:

            (1)   For Benefits vesting on September 30 and December
                  31, 1996, within thirty (30) days following the approval of the Plan by the Board of Directors of the Company; and

            (2) In all other cases, on or before December 31 of the calendar year prior to the calendar year which includes the Vesting Date for such Benefit.

     (c) If a Participant makes a Deferral Election hereunder, the payment of the Benefit to which such Deferral Election relates shall be deferred until the Commencement Date. Upon the Commencement Date, the Participant shall be entitled to payment from the Company, with respect to each vested Share Unit to which a Deferral Election has been made of an amount (the "Severance Benefit") equal to the highest closing price of a share during the twelve months preceding the date of the Participant's termination of service on the Board of Directors of the Company plus the Dividend Equivalent. Payment of the Severance Benefit shall be made in cash in a lump sum on the Commencement Date or in quarterly installments over a five (5), ten (10) or fifteen (15) year period as elected by the Participant on the Deferral Election form. The Severance Benefit shall bear interest, compounded quarterly from the date of the Participant's termination of service on the Board of Directors of the Company until such Severance Benefit is paid, at a rate per annum equal to the Prime Rate determined annually on the first business day of each calendar year, and each payment of the Severance Benefit shall commence on the Commencement Date. If a Participant who has made a Deferral Election hereunder dies, any remaining installments of the Participant's Severance Benefit shall be paid to the Participant's

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            Beneficiary (as determined under Article IV of the Plan) in accordance with the Participant's elected payment schedule.


                                  ARTICLE III
                                    Accounts

3.01 CREATION OF ACCOUNTS - The Share Units granted under the Plan shall be credited to an Account established and maintained for each Participant. Subject to any elections made by a Participant pursuant to Article V of this Plan (relating to a Change in Control), the number of Share Units in an Account shall be appropriately adjusted by the Committee in the event of changes in the Company's outstanding common stock by reason of stock dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges or other relevant changes in capitalization, and such adjustments shall be conclusive. Share Units shall not entitle any person to the rights of a stockholder.

3.02 CREDITING DIVIDEND EQUIVALENTS - The fractional Share value of all dividends paid on a Share shall be added to each Account as a vested fractional Share Unit for each vested Share Unit in the Account.

                                   ARTICLE IV
                          Designation of Beneficiaries

     A Participant may name a beneficiary and a contingent beneficiary (the "Beneficiary") to receive any payments due him or her at the time of his or her death, and to receive any benefits due to such Beneficiary hereunder. The Participant shall have the right to change such Beneficiary at any time. In case of a failure of designation or the death of the designated Beneficiary without a designated successor, distribution shall be made to the estate of the Participant. No designation of Beneficiaries shall be valid unless it is made in writing, signed by the participant, dated and filed with the Committee.

                                   ARTICLE V
                               Change in Control

5.01 VESTING AND PAYMENT OF BENEFITS UPON CHANGE IN CONTROL

     (a) In the event of a Change in Control (as defined below), all Share Units awarded under this Plan to Directors serving on June 1, 1996, shall become fully vested. Share Units awarded to Participants who become Directors after June 1, 1996 shall continue to vest in accordance with the provisions of
Article II hereof.

     (b) Notwithstanding anything herein to the contrary, upon any Potential Change in Control (as such term is defined in the Benefit Trust Agreement, dated March 14, 1996, by and

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between Savannah Foods & Industries, Inc., and Wachovia Bank of North Carolina,
as such agreement is or has been amended from time to time), the Company shall promptly deliver to each Participant an election form (a "Change in Control Election form") which shall permit each Participant to make the elections contemplated by this Article V. A Participant may, at any time at least thirty
(30) days prior to a Change in Control, make any of the elections described in this Article V (a "Change in Control Election") on such Change in Control Election form.

           (i) If a Participant so elects, then, in the event of a Change in Control, in lieu of the Benefits provided in Article II hereof, the Participant shall be entitled to payment from the Company, with respect to each vested Share Unit then in the Participant's Account, of an amount (the "Post Change Severance Benefit") equal to the Fair Market Value as of the date of the Change in Control plus the Dividend Equivalent. Payment of the Post Change Severance Benefit shall be made in cash in a lump sum on the date the Change in Control occurs or in quarterly installments over a period not to exceed the period selected by the Participant in his Deferral Election, as elected by the Participant on the Change in Control Election form. If made in installments, such payments shall bear interest, compounded quarterly, from the date of the Change in Control until such Post Change Severance Benefit is paid, at a rate per annum equal to the Prime Rate determined annually on the first business day of each calendar year. Such payment shall occur or commence on the first day of the calendar quarter following the date of the Change in Control. If a Participant who has made a Change in Control Election hereunder dies, any remaining installments of the Participant's Post Change Severance Benefit shall be paid to the Participant's Beneficiary (as determined under Article IV of the Plan) in accordance with the Participant's elected payment schedule.

           (ii) If a Participant does not make the election specified in subparagraph (i) above, then, in the event of a Change in Control, the Participant's Severance Benefit under Article II hereof with respect to each vested Share Unit then in the Participant's Account shall be an amount equal to the Fair Market Value as of the date of the Change in Control plus the Dividend Equivalent, plus interest, compounded quarterly, from the date of the Change in Control through the date the Participant's Severance Benefit is paid, at a rate per annum equal to the Prime Rate determined initially on the date of the Change in Control and adjusted annually on the first business day of each calendar year. Provided, however, that if a Participant so elects, the Participant's Severance Benefit under Article II hereof with respect to each vested Share Unit then in the Participant's Account shall be an amount equal to the Post Change Fair Market Value plus the Post Change Dividend Equivalent as of the Commencement Date. All payments described in this subparagraph shall be made in accordance with the provisions of Article II hereof.


5.02 DEFINITION OF CHANGE IN CONTROL - For purposes of this Plan, a Change in Control shall be deemed to have occurred when and only when the first of the following events occurs:


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     (a)    Any "person" (as that term is used in Sections 13(d) and
            14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than (1) any employee plan established by the Corporation, (2) the Corporation, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by stockholders of the Corporation in substantially the same proportions as their ownership of the Corporation) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding voting securities; or

     (b) During any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new director (other than an individual whose nomination for election is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange
            Act) whose appointment, election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose appointment, election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or

     (c) There is consummated a merger or consolidation of the Company or a subsidiary thereof with or into any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger or consolidation more than 80% of the combined voting power of the voting securities of either the Company or the other entity which survives such merger or consolidation or the parent of the entity which survives such merger or consolidation; or

     (d) There is consummated a sale or disposition by the Company of all or substantially all of the Company's assets.


                                   ARTICLE VI
                                 Death Benefits

6.01 If a Participant who is a director at the time this Plan is adopted dies while serving on the Board of Directors, all Share Units awarded under this Plan shall become fully vested and the Company shall pay to the Participant's Beneficiary (as determined under Article IV of the Plan) for each Share Unit for which a Deferral Election has not been made, in cash and in a lump sum, an amount equal to the Fair Market Value on the date of death plus the Dividend Equivalent, and for each Share Unit for which a Deferral Election has been made, the

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      Company shall pay to the Participant's Beneficiary the Severance Benefit
      in the same manner as provided in Section 2.04(c)  above.


                                  ARTICLE VII
                               Source of Payments

     All payments of deferred compensation shall be paid in cash from the general funds of the Company and the Company shall be under no obligation to segregate any assets in connection with the maintenance of an Account, nor shall anything contained in this Plan nor any action taken pursuant to the Plan create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and the Participant. Title to the beneficial ownership of any assets, whether cash or investments, which the Company may designate to pay the amount credited to an Account shall at all times remain in the Company and the Participant shall not have any property interest whatsoever in any specific assets of the Company. A Participant's interest in his Account shall be limited to the right to receive payments pursuant to the terms of this Plan and such rights to receive shall be no greater than the right of any other unsecured general creditor of the Company.


                                  ARTICLE VIII
                                 Administration

     8.1 Administrative Authority. This Plan shall be administered by a Committee of not less than three (3) members appointed by the Board of Directors of the Company. The Board of Directors may from time to time appoint members of the Committee in substitution for the members previously appointed and may fill vacancies, however caused. The Committee shall act by a majority of the number then constituting the Committee, and such action may be taken either by a vote at a meeting or in writing without a meeting. Except as otherwise specifically provided herein, the Company shall have the sole responsibility for and sole control of the operation and administration of this Plan, and shall have the power and authority to take all action and make all interpretations which may be necessary or appropriate in order to administer and operate the Plan, including the power, duty, and responsibility to:

      (a) Make determinations as to all disputes or questions arising under the Plan, including the power to determine the rights of Participants and Beneficiaries and to remedy any ambiguities, inconsistencies, or omissions in the Plan;

      (b) Adopt such rules of procedure and regulations, consistent with the Plan, as in its opinion may be necessary for the proper and efficient administration of the Plan;

      (c) Implement the Plan in accordance with its terms and the rules and regulations adopted as above;


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     (d) Make determinations concerning the crediting and distribution of Plan
     Accounts;

     (e) Appoint any persons or firms, or otherwise act to secure specialized advice or assistance, as it deems necessary or desirable in connection with the administration and operation of the Plan; the Committee shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in good faith reliance upon, the advice or opinion of such persons or firms. The Committee shall have the power and authority to delegate from time to time by written instrument all or any part of its duties, powers, or responsibilities under the Plan, both ministerial and discretionary, as it deems appropriate, to any person or committee, and in the same manner to revoke any such delegation of duties, powers or responsibilities. Any action of such person or committee in the exercise of such delegated duties, powers or responsibilities shall have the same force and effect for all purposes hereunder as if such action had been taken by the Committee.

     8.2 Uniformity of Discretionary Acts. Whenever in the administration or operation of the Plan discretionary actions by the Company are required or permitted, such actions shall be consistently and uniformly applied to all persons similarly situated, and no such action shall be taken which shall discriminate in favor of any particular person or group of persons.

     8.3 Claims Procedure. Any person claiming a benefit under the Plan (a "Claimant") shall present the claim, in writing, to the Committee, and the Committee shall respond in writing. If the claim is denied, the written notice of denial shall state, in a manner calculated to be understood by the Claimant:

      (a) The specific reason or reasons for the denial, with specific references to the Plan provisions on which the denial is based;

      (b) A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary; and

      (c) An explanation of the Plan's claims review procedure.

     The written notice denying or granting the Claimant's claim shall be provided to the Claimant within ninety (90) days after the Committee's receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished by the Committee to the Claimant within the initial ninety (90) day period and in no event shall such an extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period. Any extension notice shall indicate the special circumstances requiring the extension and the date on which the Committee expects to render a decision on the claim. Any claim not granted or denied within the period noted above shall be deemed to have been denied.


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     Any Claimant whose claim is denied or is deemed to have been denied under the preceding sentence (or such Claimant's authorized representative), may, within sixty (60) days after the Claimant's receipt of notice of the denial, or after the date of the deemed denial, request a review of the denial by notice given, in writing, to the Company. Upon such a request for review, the claim shall be reviewed by the Company (or its designated representative), which may, but shall not be required to, grant the Claimant a hearing. In connection with the review, the Claimant may have representation, may examine pertinent documents, and may submit issues and comments in writing.

     The decision on review normally shall be made within sixty (60) days of the Company's receipt of the request for review. If an extension of time is required due to special circumstances, the Claimant shall be notified, in writing, by the Company, and the time limit for the decision on review shall be extended to one hundred twenty (120) days. The decision on review shall be in writing and shall state in a manner calculated to be understood by the Claimant, the specific reasons for the decision and shall include references to the relevant Plan provisions on which the decision is based. The written decision on review shall be given to the Claimant within the sixty (60) day (or, if applicable, the one hundred twenty (120) day) period discussed above. If the decision on review is not communicated to the Claimant within the sixty
(60) day (or, if applicable, the one hundred twenty (120) day) period discussed above, the claim shall be deemed to have been denied upon review.


                                   ARTICLE IX
                                   Amendment

     9.1 Right to Amend or Terminate. The Company, by written instrument executed by the Company, shall have the right to (i) amend the Plan at any time and with respect to any provisions hereof, and all parties hereto or claiming any interest hereunder shall be bound by such amendment, and (ii) to terminate the Plan; provided, however, that no such amendment or termination shall deprive a Participant or Beneficiary of a right accrued hereunder prior to the date of the amendment or termination.

     9.2 Amendments to Ensure Proper Characterization of Plan. Notwithstanding the provisions of Section 8.1 hereof, the Plan may be amended by the Company at any time, retroactively if required, if in the opinion of the Company, in order to ensure that the Plan is characterized as a plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees and to conform the Plan to the provisions and requirements of any applicable law (including ERISA and the Code). No such amendment shall be considered prejudicial to any interest of a Participant or Beneficiary hereunder.



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                                  ARTICLE X
                                Miscellaneous

      10.1 Limitations on Liability of Company. Neither the establishment of the Plan nor any modification thereof, nor the creation of any Account under the Plan, nor the payment of any benefits under the Plan shall be construed as giving to any Participant or other person any legal or equitable right against the Company, or any officer or employer thereof except as provided by law or by any Plan provision. In no event shall the Company, or any successor, employee, officer, director, or stockholder of the Company, be liable to any person on account of any claim arising by reason of the provisions of the Plan or of any instrument or instruments implementing its provisions, or for the failure of any Participant, Beneficiary, or other person to be entitled to any particular tax consequences with respect to the Plan, or any credit or distribution hereunder.

      10.2 Construction.

           (a) If any provision of the Plan is held to be illegal or invalid, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if such provision had never been inserted herein. For all purposes of the Plan, where the context requires, the singular shall include the plural, and the plural shall include the singular. Headings of Articles and Sections herein are inserted only for convenience of reference and are not to be considered in the construction of the Plan. The laws of the State of Georgia shall govern, control and determine all questions of law arising with respect to the Plan and the interpretation and validity of its respective provisions, except where those laws are preempted by the laws of the United States. Participation under the Plan will not give any Participant the right to be retained in the service of the Company nor any right or claim to any benefit under the Plan unless such right or claim has specifically accrued hereunder.

           (b) The Plan is intended to be and at all times shall be interpreted and administered so as to qualify as an unfunded deferred compensation plan, and no provision of the Plan shall be interpreted so as to give any individual any right in any assets of the Company which right is greater than the rights of a general unsecured creditor of the Company.

      10.3 Spendthrift Provision.

           (a) No amount payable to a Participant or a Beneficiary under the Plan will, except as otherwise specifically provided by law, be subject in any manner to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge, or any other legal or equitable process, and any attempt to do so will be void; nor will any benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the person entitled thereto. Further, neither the withholding of taxes from Plan benefit payments nor the recovery under the Plan

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

     of overpayments of benefits previously made to a Participant or Beneficiary shall be construed as an assignment or alienation.

           (b) In the event that any Participant's or Beneficiary's benefits hereunder are garnished or attached by order of any court, the Company may bring an action or a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid under the Plan. During the pendency of said action, any benefits that become payable shall be held as credits to the Participant's or Beneficiary's Account or, if the Company prefers, paid into the court as they become payable, to be distributed by the court to the recipient as the court deems proper at the close of said action.

     10.4 No Guaranty of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Company or any related entity or any other entity or person that the assets of the Company or any related entity will be sufficient to pay any benefit hereunder.

     10.5 No Enlargement of Rights. No Participant or Beneficiary shall have any right to a benefit under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to be retained as a director of the Company.

     10.6 Applicable Law. The Plan shall be construed and administered under the laws of the State of Georgia.

     10.7 Gender; Number. Words in the masculine gender shall include the feminine gender as appropriate, and the singular shall include the plural, and vice-versa, unless qualified by the context.

     10.8 Captions and Headings. Any headings used herein are included for convenience of reference only and are not to be construed so as to alter the terms hereof.

     IN WITNESS WHEREOF, this Plan has been duly executed by the Company effective as of the 15th day of August, 1996.


                                 SAVANNAH FOODS & INDUSTRIES, INC.


                                 By: /s/ William W. Sprague, III
                                    ------------------------------------
                                                  President




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ATTEST:

/s/ John M. Tatum
------------------------------------
Secretary


[CORPORATE SEAL]



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